Exhibit 4.3

VIMPELCOM 2010 STOCK OPTION PLAN

1. Purpose. The purpose of this VimpelCom 2010 Stock Option Plan is to align the interests of officers, other employees, directors, and consultants of VimpelCom Ltd., an exempted company formed under the laws of Bermuda (“VimpelCom”), and its Affiliates (as defined herein), with those of the shareholders and DR holders of VimpelCom through the granting of Options (as defined herein).

2. Definitions. For purposes of the Plan:

“Affiliate” means any entity, directly or indirectly, controlled by, controlling, or under common control with VimpelCom or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of VimpelCom, whether by operation of law or otherwise, including, without limitation, Open Joint Stock Company “Vimpel-Communications,” an open joint stock company organized and existing under the laws of the Russian Federation (“OJSC VimpelCom”). For the purposes of this definition, term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means the written agreement between VimpelCom or an Affiliate and an Optionee evidencing the grant of an Option and setting forth the terms and conditions thereof.

“Board” means the Board of Directors of VimpelCom.

“Cause” means (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to VimpelCom or any of its Affiliates which transaction is adverse to the interests of VimpelCom or any of its Affiliates and which is engaged in for personal profit, or (iv) willful violation of any law, rule, or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

“Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in par value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of VimpelCom or another corporation, by reason of a reclassification, recapitalization, merger, amalgamation, consolidation, reorganization, scheme of arrangement, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, asset dividend, bonus issue, combination or exchange of shares, repurchase of shares, change in corporate structure, or otherwise.

“Committee” means a committee appointed by the Board, from time to time, to administer the Plan and to perform the functions set forth herein.

“Director” means a member of the Board.

“Disability” means a physical or mental infirmity which impairs the Optionee’s ability to perform substantially his or her duties for a period of ninety (90) consecutive days.

“DR” or “DRs” means depositary receipt(s) evidencing depositary share(s) representing the Shares.

“Eligible Individual” means any (i) Director or director of any Affiliate, (ii) any officer or employee of VimpelCom (or any Affiliate), and (iii) any other person designated by the Committee as eligible to receive Options subject to the conditions set forth herein; provided, however, that no Belgian residents shall be eligible to receive Options.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Share Exchange Agreement dated as of October 4, 2009, between and among the Alfa Parties listed in Schedule I of the Exchange Agreement and the Telenor Parties listed in Schedule II of the Exchange Agreement.

“Exchange Offer” means that certain offer by VimpelCom to shareholders of OJSC VimpelCom to acquire 100% of OJSC VimpelCom’s issued and outstanding American Depositary Shares, Common Shares and Preferred Shares (each as described in the Exchange Agreement), in exchange for which such OJSC VimpelCom shareholders would be entitled to receive DRs or nominal cash consideration, as further described in the Exchange Agreement.

“Exercise Price” means the price paid for the Shares upon the exercise of an Option (which shall not be less than the par value of the Shares).

“NYSE Fair Market Value” on any date means the higher of (i) the 30 trading day average of closing sales prices of the DRs (or, if the DRs have been trading for less than 30 trading days, then the average of closing sales prices for the period since the start of DR trading), or (ii) the closing sales prices of the DRs on such day on the New York Stock Exchange or such other exchange or market quotation system on which the DRs are then traded, as adjusted for the ratio of DRs per Share; provided that if DRs are not traded on such date, then the closing sales prices of the DRs on the day last traded.

“Option” means an option granted by VimpelCom hereunder; provided, however, that under no circumstances will an “option” be a security as defined under Russian law.

“Optionee” means a person to whom an Option has been granted under the Plan.

“Plan” means this VimpelCom 2010 Stock Option Plan, as may be amended and restated from time to time.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means common shares, par value US$0.001 per share, in the capital of VimpelCom.

“Transaction” has the meaning set forth in Section 8.

3. Administration.

3.1 The Plan shall be administered by the Board unless and until the Board shall appoint a Committee to administer the Plan. If the Board has not appointed a Committee, all references to the Committee shall mean the Board. For the purposes of this Plan and subject to the terms of the constitution of the Committee, any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. If a Committee is appointed, it shall (without limitation to the requirements of the bye-laws of VimpelCom relating to the constitution of the Committee) consist of at least two directors of the board of directors of VimpelCom; provided, that, if an Option is granted to any individual who is then subject to Rule 16b-3 as promulgated under Section 16 of the Exchange Act, the Committee shall consist of at least two Directors who are “non-employee directors” within the meaning of such Rule 16b-3. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misconduct, gross negligence, fraud, dishonesty or reckless disregard of his or her duties. VimpelCom hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law and by its bye-laws, any liability incurred in connection with defending against, responding to, negotiating for the settlement of, or otherwise dealing with any claim, cause of action, or dispute of any kind arising in connection with any actions in administering this Plan.

3.2 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

(a) to determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the Exercise Price per Share subject to each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b) to construe and interpret the Plan and the Options granted hereunder and to establish, amend, and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law and otherwise to make the Plan fully effective, and all decisions and determinations by the Committee shall be final, binding, and conclusive upon VimpelCom, its Affiliates and the Optionees, and all other persons having any interest therein;

(c) to determine the duration and purposes for leaves of absence which may be granted to an Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan, in accordance with applicable law;

(d) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of VimpelCom and any Affiliate with respect to the Plan.

4. Shares Subject to the Plan.

4.1 The maximum number of Shares that may be made the subject of Options granted under the Plan is 7,000,000 Shares. Shares reserved and available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or Shares which are held as treasury shares or held by an Affiliate of VimpelCom.

4.2 Upon the granting of an Option, the number of Shares available under Section 4.1 for the granting of further Options shall be reduced by the number of Shares in respect of which the Option is granted or denominated.

4.3 Whenever any outstanding Option or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option, the Shares allocable to the expired, canceled or otherwise terminated portion of the Option may, upon the decision of the Committee, again be the subject of Options granted hereunder (and the expired, canceled or terminated Option or portion thereof will be disregarded for the purposes of Section 4.1).

4.4 The Committee shall, subject to applicable law and the facilities and requirements of any relevant securities system concerned, have power in its absolute discretion to implement arrangements for the evidencing of title to and transfer of interests in Shares to be delivered upon the exercise of Options in the form of DRs. The Committee shall have the right, in its absolute discretion, to determine that any Shares to be delivered by the Company pursuant to the exercise of an Option shall be delivered to the Optionee in form of DRs.

5. Option Grants for Eligible Individuals.

5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

5.2 Exercise Price. Unless otherwise determined by the Committee, the Exercise Price per Share under each Option shall be equal to the NYSE Fair Market Value of the DRs at the time the Option is granted to the Optionee.

5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine; provided, however, that no Option or portion thereof shall be granted after December 31, 2020. The Committee may, subsequent to the grant of any Option (subject to the terms of the Agreement relating to that Option), shorten or extend the term of the Option or any portion thereof, but in no event shall an Option or portion thereof, if so extended, be for a term longer than 10 years.

5.4 Vesting. Each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in an Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the vesting of any Option or portion thereof at any time.

5.5 Modification. Except as contemplated by this Plan or by an Agreement, no modification of an Option shall adversely alter or impair any rights or obligations under the Option without the Optionee’s consent, which will not be unreasonably withheld by Optionee.

6. Terms and Conditions Applicable to Options.

6.1 Non-Transferability. An Option granted hereunder shall not be transferable by the Optionee to whom granted except by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or (in the case of incapacity) his or her guardian or legal representative. The terms of such Option shall be final, binding, and conclusive upon the beneficiaries, executors, administrators, heirs, and permitted successors of the Optionee.

6.2 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person, by mail or facsimile transmission to VimpelCom at its principal executive office or other address provided by VimpelCom, specifying the number of Shares to be purchased. Once the written notice is approved by VimpelCom as being in accordance with the Plan and an Agreement pursuant to which the Option was granted, the Exercise Price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in the following manners (or any combination thereof): (i) wire transfer or in cash, (ii) the transfer of Shares, upon such terms and conditions as determined by the Committee, or (iii) the Options may be exercised through a registered broker-dealer or other legally permitted cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to VimpelCom or an Affiliate as payment of the Exercise Price under an Option shall be valued at the NYSE Fair Market Value of the DRs on the day preceding the date of exercise of such Option and shall again be available for future grant under the Plan. In addition, any Shares withheld by VimpelCom as payment of the Exercise Price under a cashless exercise procedure shall also become available again for future grant under the Plan (and shall be disregarded for the purposes of Section 4.1). No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

6.3 Rights of Optionees. Optionee shall not be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) VimpelCom shall have delivered the transfer order for the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a shareholder of record on the register of members of VimpelCom (or through a nominee holder); thereupon, the Optionee (or his nominee, if held by a nominee holder) shall have full voting, dividend, and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

7. Adjustment Upon Changes in Capitalization.

7.1 In the event of a Change in Capitalization, the Committee shall have the sole discretion to conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other securities with respect to which Options may be granted under the Plan, (ii) the maximum number and class of Shares or other securities with respect to which Options may be granted to any Eligible Individual during the term of the Plan, and (iii) the number and class of Shares or other securities which are subject to outstanding Options granted under the Plan and the Exercise Price therefor, if applicable.

7.2 If, by decision of the Committee upon a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to new, additional, or different shares or securities, such new, additional or different shares or securities shall thereupon (subject to applicable law) be subject to all of the conditions, restrictions, and performance criteria which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

8. Effect of Certain Transactions; Liquidation or Dissolution. Except as otherwise provided in this Plan or in an Agreement, in the event of merger, amalgamation, scheme of arrangement, consolidation, or similar business combination of VimpelCom (a “Transaction”), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Options, upon exercise of any Option, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions, and performance criteria which were applicable to the Options prior to such Transaction. Except as otherwise provided in this Plan or in an Agreement, in the event of liquidation or dissolution of VimpelCom, each Optionee will be entitled to equitable treatment as determined by the Committee in its sole discretion.

9. Termination and Amendment of the Plan. The Plan shall terminate on December 31, 2020, and no Option may be granted thereafter. The Committee may sooner terminate the Plan and the Committee may at any time and from time to time amend, modify or suspend the Plan, including this Section 9; provided, however, that to the extent necessary under applicable law, no amendment shall be effective, unless approved by the shareholders of VimpelCom and the Board in accordance with applicable law.

10. Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved option plans of VimpelCom or any Affiliate or as creating any limitations on the power of VimpelCom or any Affiliate to adopt such other option plans as it may deem desirable, including, without limitation, the granting of share options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

11. Limitation of Liability. As illustrative of the limitations of liability of each of VimpelCom or any Affiliate, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a) give any person any right to be granted an Option other than at the sole discretion of the Committee;

(b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan and an Agreement; or

(c) limit in any way the right of VimpelCom or any Affiliate to terminate the employment of any person at any time.

12. Regulations and Other Approvals; Governing Law.

12.1 The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of Bermuda, without giving effect to conflicts of laws principles thereof.

12.2 The obligation of VimpelCom to deliver Shares or cash with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

12.3 The Committee may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority or of any stock exchange on which the Shares or DRs are listed or traded.

12.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained.

12.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder, and the certificate, if any, evidencing such Shares will be imprinted with a legend setting forth such restriction. The Committee may require any individual receiving Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to VimpelCom and/or an applicable Affiliate in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder.

13. Miscellaneous.

13.1 Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Eligible Individual.

13.2 Withholding of Taxes. If VimpelCom or any of its Affiliates are required, by any applicable law, to report income or to withhold personal income tax or social security contributions from the Optionee in connection with the grant, vesting or exercise of an Option at the time of such events, the Optionee shall (i) undertake to cooperate to facilitate such reporting or withholding and shall bear costs relating thereto, (ii) declare any income reportable in connection with such events in full compliance with applicable law, (iii) make timely settlement of any taxes or social security due from the Optionee, and (iv) reimburse VimpelCom or its Affiliates, as applicable, for any such payments made by VimpelCom or its Affiliate on behalf of Optionee.

13.3 Effective Date. The effective date of this Plan shall be the date of the closing of the Exchange Offer.